UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 6, 2014
AMERICAN EQUITY
INVESTMENT LIFE HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Iowa	001-31911	42-1447959
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Indentification No.)

6000 Westown Parkway, West Des Moines, Iowa	50266
(Address of Principal Executive Offices)	(Zip Code)
(515) 221-0002
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (e)    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 6, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of American Equity Life Holding Company (the “Company”) approved the structure of incentive compensation for 2014 for certain Company employees, including the Company's named executive officers, as follows: (i) short-term incentive compensation for fiscal year 2014 will be paid, if earned, in cash pursuant to the Company's Short-Term Performance Incentive Plan, which has previously been filed, and tied to threshold, target and maximum performance goals established with respect to Invested Asset Growth, weighted at 50%, and Return (based upon operating income) on Average Equity (excluding AOCI and fair value changes in derivatives and embedded derivatives), weighted at 50%, with threshold, target and maximum award opportunities for fiscal year 2014 at 20%, 40% and 80% of salary respectively and (ii) long-term incentive compensation will be paid, if earned, pursuant to restricted stock units granted under the Company's 2009 Employee Incentive Plan and tied to threshold and target performance goals for the three year period ended December 31, 2016, established with respect to Invested Asset Growth, Operating Income and Return (based upon operating income) on Average Equity (excluding AOCI and fair value changes in derivatives and embedded derivatives), each weighted at 33-1/3%, with threshold and target award opportunities at 15% and 30%, respectively, of current base salary. The number of restricted stock units granted was equal to 30% of current base salary based upon the closing price of the Company's common stock on March 6, 2014. 50% of the restricted stock units granted will be earned if the Company meets threshold performance goals, and 100% of the restricted stock units granted will be earned if the Company meets target performance goals.
The Committee also granted restricted stock awards to certain Company employees, including the Company's named executive officers, pursuant to the Company's 2009 Employee Incentive Plan equal to 10% of current base salary based upon the closing price of the Company's common stock on March 6, 2014 and subject to a three year cliff vesting period.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2014	AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By: /s/ John M. Matovina
Name: John M. Matovina
Title: Chief Executive Officer and President